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                                                                   Exhibit 23(b)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-15253) and related Prospectuses of Wells Fargo & Company for the registration of its Senior Debt Securities, Subordinated Debt Securities, and Preferred Stock and of its Junior Subordinated Deferrable Interest Debentures and the incorporation by reference therein of our report dated January 23, 1996 with respect to the consolidated financial statements of First Interstate Bancorp incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 filed with the Securities and Exchange Commission.



                                                ERNST & YOUNG LLP



Los Angeles, California
December 2, 1996